Exhibit 97.1

Fidelity Wise Origin Bitcoin Fund, Fidelity Ethereum Fund and Fidelity Solana Fund

Compensation Recovery Policy

I. Explanation of the Rule

The purpose of this policy (this “Recovery Policy”) is to establish a framework for the potential recovery of erroneously awarded Incentive-Based Compensation in the event that Executive Officers of the Fidelity Digital Assets Funds listed on Schedule A, as may be amended from time to time, (the “Trusts”) are granted such compensation in the future. This Recovery Policy is applicable only to the Executive Officers of the Trusts, and only to the extent such Executive Officers receive Incentive-Based Compensation from the Trusts. For the avoidance of doubt, the Trusts do not currently pay and do not expect to pay Incentive-Based Compensation and therefore this Recovery Policy is not currently applicable. In addition, this Recovery Policy does not apply to any compensation arrangement between any officer (whether or not an Executive Officer of the Trusts), and any person or entity other than the Trusts, including FD Funds Management LLC (“FDFM”), the Sponsor of the Trusts. The Trusts have no employees, officers or directors, however, certain officers of the Sponsor may from time to time serve in a policy-making function for the Trusts and therefore may be deemed Executive Officers (as defined below) of the Trusts subject to this Recovery Policy to the extent such Executive Officers were awarded Incentive-Based Compensation by the Trusts.

As of the adoption date of this Recovery Policy, the Trusts neither award any Incentive-Based Compensation to nor does it have any compensation arrangement with any individual. However, the Trusts are adopting this Recovery Policy in order to comply with the applicable Rules of the Cboe BZX and NYSE Arca (and any other securities exchange on which the Trusts’ interests are listed in the future) (the “Exchanges”), which such Recovery Policy will only apply in the event an Executive Officer of the Trusts are awarded any Incentive-Based Compensation that is paid by the Trusts.

II. Formal Citation of the Rule

Cboe BZX Rule 14.10(k), NYSE Arca Rule 5.3-E(p) (or equivalent rules of other listing exchanges), adopted in accordance with Rule 10D-1 under the Exchange Act

III. Responsible Compliance Officer

Fidelity Digital Asset Management (“FDAM”) Compliance Officer

IV. Means of Achieving Compliance

This Recovery Policy applies to all Executive Officers of the Trusts (see Section V - Scope & Definitions) and outlines the procedures and principles that would be followed in the event of such compensation being awarded by the Trusts in the future.

FDFM, as Sponsor of the Trusts, commits to promptly recover erroneously awarded Incentive-Based Compensation paid by the Trusts. FDFM will initiate a recovery process in the event the Trusts are obligated to prepare an accounting restatement due to material noncompliance with securities laws, encompassing corrections of material errors in previously issued financial statements or addressing errors that would result in a material misstatement if uncorrected in the current period.

FDFM will adhere to the below subsequent recovery steps in the event there is a need to recover erroneously awarded compensation:

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Upon identification of an error or violation triggering recovery, FDFM, in consultation with legal and financial experts, will conduct a thorough review.
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The Executive Officer involved will be given an opportunity to provide relevant information and present their case before a final decision is made.
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FDFM will consider mitigating factors, such as the Executive Officer’s level of involvement, knowledge, and any steps taken to prevent or rectify the error.

FDFM will initiate the recovery process promptly upon the discovery of errors or violations and work towards recovering the amount within a reasonable timeframe. As part of the repayment mechanism, the recovered amount may be deducted from future Incentive-Based Compensation or any other compensation due to the Executive Officer. In cases where recovery through future compensation is not feasible, the officer may be obligated to repay the amount directly to the Trusts or FDFM, as applicable.

FDFM will communicate the recovery action to shareholders, regulatory bodies, and other stakeholders as required by applicable laws and regulations. Transparency will be maintained to the extent permitted by law. The Trusts will file all disclosures with respect to the Recovery Policy in accordance with the requirements of the Federal securities laws, including any disclosure required by the applicable regulatory filings.

FDFM will review this policy periodically and make any necessary amendments to comply with changes in regulations or best practices.

Scope and Definitions

1.
This policy applies to all Incentive-Based Compensation paid by the Trusts and received by a person:

(a) After beginning service as an Executive Officer of the Trusts;

(b) Who served as an Executive Officer of the Trusts at any time during the performance period for that Incentive-Based Compensation;

(c) While the Trusts have a class of securities listed on a national securities exchange or a national securities association; and

(d) During the three completed fiscal years immediately preceding the date that the Trusts are required to prepare an accounting restatement as described in paragraph (k)(1) of Cboe Rule 14.10 or (C)(1) of NYSE Arca Rule 5.3-E(p) (or equivalent rules of other listing exchanges). In addition to these last three completed fiscal years, this Recovery Policy applies to any transition period (that results from a change in a Trust’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of a Trust’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months is be deemed a completed fiscal year. The Trusts’ obligations to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

2.
For purposes of determining the relevant recovery period, the date that the Trusts are required to prepare an accounting restatement as described in paragraph (k)(1) of Cboe Rule 14.10 or (C)(1) of NYSE Arca Rule 5.3-E(p) (or equivalent rules of other listing exchanges) is the earlier to occur of:

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The date the Trusts’ board of directors, a committee of the board of directors, or the officer or officers of the Trusts (or persons serving equivalent functions) are authorized to take such action, or, if board action is not required, concludes, or reasonably should have concluded, that the Trusts are required to prepare an accounting restatement as described in paragraph (k)(1) of Cboe Rule 14.10 or (C)(1) of NYSE Arca Rule 5.3-E(p) (or equivalent rules of other listing exchanges); or

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The date a court, regulator, or other legally authorized body directs the Trusts to prepare an accounting restatement as described in paragraph (k)(1) of Cboe Rule 14.10 or (C)(1) of NYSE Arca Rule 5.3-E(p) (or equivalent rules of other listing exchanges).

3.
The amount of Incentive-based Compensation that must be subject to the Trust’s recovery policy (“erroneously awarded compensation”) is the amount of Incentive-based Compensation received that exceeds the amount of Incentive-based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For Incentive-based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:

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The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was received; and

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The Trusts must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchanges.

4.
FDFM, on behalf of the Trusts, will be obligated to recover erroneously awarded compensation in accordance with this Recovery Policy in all cases, except for any such case where a committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the FDFM board (or persons serving in similar capacities), make a determination that recovery would be impracticable for any of the following reasons:

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Impracticability may be determined if the direct expense paid to a third party for policy enforcement exceeds the amount to be recovered. Before such a determination, FDFM will attempt reasonable recovery efforts, document them, and provide such documentation to the Exchanges before deeming recovery impracticable.

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Impracticability due to violation of home country law where such laws was adopted before November 28, 2022. Before concluding impracticability for such reason, FDFM will obtain an opinion from home country counsel, acceptable to the Exchanges, confirming that recovery would result in such a violation, and provide such opinion to the Exchanges.

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Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5.
The Trusts are prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of erroneously awarded compensation.

6.
The Trusts must file all disclosures with respect to the Recovery Policy in accordance with the requirements of Federal securities laws, including the disclosure required by the applicable U.S. Securities and Exchange Commission filings.

7.
Definitions:

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Executive Officer. An executive officer is the issuer’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Executive officers of the issuer’s parent(s) or subsidiaries are deemed executive officers of the issuer if they perform such policy making functions for the issuer. In addition, when the issuer is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the issuer is a Trust, officers, or employees of the Trustsee(s) who perform policy-making functions for the Trust are deemed officers of the Trust. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of paragraph (k)(1) of Cboe Rule 14.10 or (C)(1) of NYSE Arca Rule 5.3-E(p) (or equivalent rules of other listing exchanges) would include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).

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Financial reporting measures. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

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Incentive-Based Compensation. Incentive-Based Compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

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Received. Incentive-based compensation is deemed received in the issuer’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

V. Oversight Function

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FDAM Compliance
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Asset Management Treasurer’s Office

VI. Methods of Conducting Oversight

From time to time, Asset Management Treasurer’s Office will monitor for any Incentive Based Compensation paid by the Trusts and will notify FDAM Compliance of any such compensation.

VII. Attachments

Schedule A

SCHEDULE A

LIST OF FIDELITY DIGITAL ASSETS FUNDS:

Fidelity Wise Origin Bitcoin Fund

Fidelity Ethereum Fund

Fidelity Solana Fund